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                                                                     EXHIBIT 5.2


                                  Law Offices
                                 McAFEE & TAFT
                           A Professional Corporation
                       10th Floor, Two Leadership Square
                               211 North Robinson
                       Oklahoma City, Oklahoma 73102-7103
                                 (405) 235-9621


                                  June 29, 2001


Fleming Companies, Inc.
P.O. Box 299013
Lewisville, TX 75029

                                Re:     Resale of Convertible Senior
                                        Subordinated Notes

Ladies and Gentlemen:

        Reference is made to your Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission today with respect to sales by the holders of $150,000,000 aggregate principal amount of 5.25% Convertible Senior Subordinated Notes due 2009 (the "Securities"). The Securities have been unconditionally guaranteed (the "Guarantees") by the Guarantors (as hereafter defined). The Securities and the Guarantees have been issued under an indenture (the "Indenture") dated as of March 15, 2001, among Fleming Companies, Inc. (the "Company"), the Guarantors identified therein (the "Guarantors"), and BankOne, N.A., as Trustee.

        We have examined your corporate records and made such other investigations as we deemed appropriate for the purpose of this opinion.

        Based upon the foregoing, we are of the opinion that:

        1. The Company has been duly incorporated and is validly existing and in good standing under the laws of Oklahoma. Each Guarantor, other than Richmar Foods, Inc., as to which no opinion is given (each Guarantor other than Richmar Foods, Inc. is referred to as a "Non-California Guarantor") has been duly incorporated or formed (in the case of Non-California Guarantors that are not corporations) and is validly existing and in good standing under the laws of its jurisdiction of formation.

        2. The Indenture has been duly authorized, executed and delivered by the Company and each of the Non-California Guarantors.

        3. The Securities have been duly authorized, executed and delivered by the Company and constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

        4. Each of the Guarantees has been duly authorized, executed and delivered by the respective Non-California Guarantor, and constitutes the legally valid and binding obligation of the respective Non-California Guarantor, enforceable against such Non-California Guarantor in accordance with its terms.



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        5. The shares of Common Stock issuable upon conversion of the Securities have been duly authorized, and when issued upon conversion of the Securities in accordance with the terms of the Indenture, will be validly issued, fully paid and nonassessable.

        We hereby consent to the inclusion of this opinion as an exhibit to the above mentioned Registration Statement.

                                            Very Truly Yours,


                                            /s/ MCAFEE & TAFT